Exhibit 10.3

NEXALIN TECHNOLOGY, INC.
2026 EQUITY INCENTIVE PLAN
STOCK OPTION GRANT NOTICE

Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2026 Equity Incentive Plan (as amended from time to time, the “Plan”) of Nexalin Technology, Inc. (the “Company”).

The Company hereby grants to the individual listed below (“Participant”) the stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[Insert Participant Name]
Grant Date:	[Insert Grant Date]
Exercise Price per Share:	[Insert Exercise Price]
Shares Subject to the Option:	[Insert Number of Options]
Final Expiration Date:	[Insert Tenth Anniversary of Grant Date]
Vesting Commencement Date:	[Insert Vesting Commencement Date]
Vesting Schedule:	[Insert Vesting Schedule]
Type of Option (select one):	☐ Incentive Stock Option
☐ Non-Qualified Stock Option

By accepting the Option (whether in writing, electronically or otherwise, including through an electronic capitalization table system), Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant acknowledges having reviewed the Plan, this Grant Notice and the Agreement in their entirety, received a copy of the Plan prospectus, had an opportunity to obtain legal counsel, and fully understands these documents. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on any questions arising under these documents.

Internet Availability of Plan Materials. The Company will furnish Plan materials (including the Plan, prospectus, annual reports and proxy statements) to Participant electronically rather than by mail. This expedites delivery, reduces costs, and conserves resources. The annual report and proxy statement are also available on the SEC website at [●]. To request printed copies without charge, contact: [●].

NEXALIN TECHNOLOGY, INC.	“PARTICIPANT”

By:	By:
Name:	Name:
Title:

EXHIBIT A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

General

1.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, at the exercise price per Share set forth therein, upon the terms and conditions set forth in the Plan and this Agreement.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

Vesting; Forfeiture; Duration

2.1 Vesting; Commencement of Exercisability. Subject to the limitations contained herein, and unless and until terminated as hereinafter provided, the Option shall vest, if at all, and become exercisable with respect to a portion of Shares in accordance with the vesting schedule set forth in the Grant Notice (each such vesting date, a “Vesting Date”) except that fractional Shares will accumulate until a whole Share results (and the Option will not be exercisable with respect to fractional Shares), provided that Participant has not incurred a Termination of Service prior to the applicable Vesting Date. For the avoidance of doubt, employment or service during only a portion of a vesting period (i.e., during a period between Vesting Dates) shall not entitle Participant to vest in a pro-rata portion of the Option. The vesting schedule is cumulative, such that any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires in accordance with Section 2.3 below.

2.2 Forfeiture.

(a) Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service for any or no reason, or in the event one or more of the vesting conditions in the Grant Notice are not satisfied, the portion of the Option that has not vested prior to such event shall thereupon automatically be forfeited, terminated and cancelled as of the applicable date without payment of any consideration by the Company, and Participant, or Participant’s personal representative or estate, as the case may be, shall have no further rights hereunder.

(b) In addition, the Option (whether or not vested) will be immediately forfeited, terminated and cancelled without payment of any consideration by the Company if the Administrator determines that Participant has violated any restrictive covenant obligation owed to any member of the Company Group, including any non-competition, non-solicitation, non-disparagement, or confidentiality obligation, whether arising under any written agreement, Company policy, or applicable law.

(c) Finally, Participant hereby expressly acknowledges that Section 11.10 of the Plan (Clawback Provisions) is expressly incorporated into this Agreement and is applicable to the Shares issued pursuant to this Agreement.

2.3 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will automatically expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice, which will in no event be more than ten (10) years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five (5) years from the Grant Date;

(c) The expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(d) The expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(e) The date of Participant’s Termination of Service for Cause (or, if later, the date the Company determines, after the Participant’s Termination of Service for any other reason other than for Cause (whether involuntarily or voluntarily), that the Participant committed any act or omission during employment or service that constituted Cause).

Participant agrees that the Company and its officers, employees, attorneys and agents do not have any obligation to notify him or her prior to the expiration of this Option pursuant to this Section 2.3. The Participant further agrees that he or she has the sole responsibility for monitoring the expiration of this Option and for exercising this Option, if at all, before it expires.

ARTICLE III.

Exercise of Option

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option unless it has been disposed of pursuant to a domestic relations order with the Administrator’s consent. After Participant’s death, the exercisable portion may be exercised by any person empowered under Participant’s will or applicable laws of descent and distribution, prior to expiration under Section 2.3 above.

3.2 Manner of Exercise. To the extent that the Option becomes vested and exercisable in accordance with this Agreement, the Option may be exercised (for whole Shares only) solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the Stock Option or such portion thereof expires under Section 2.3 above:

(a) An exercise notice in such form as is prescribed by the Company (or any third party administrator or other person or entity designated by the Company or its designee), which may be an electronic form (the “Exercise Notice”); and

(b) Full payment for the Shares with respect to which the Option or portion thereof is exercised, which payment may be made by Participant, by: (i) Cash, wire transfer of immediately available funds or check, payable to the order of the Company; (ii) With the consent of the Administrator, surrender to or withholding by the Company of a net number of vested Shares issuable upon the exercise of the Option valued at their fair market value; (iii) If there is a public market for the Shares at the time of exercise, unless the Company or the Administrator otherwise determines, through the (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) delivery by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price, provided in either case, that such amount is paid to the Company at such time as it may required; or (iv) any combination of the above permitted forms of payment; and

(c) Full payment for any applicable Tax Withholding Obligation (as defined below) as provided in Section 3.4 below; and

(d) If the Option or portion thereof will be exercised pursuant to Section 3.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

3.3 Delivery of Shares. Subject to the terms and conditions of this Agreement and Section 10.7 of the Plan (Conditions on Delivery of Stock), Shares shall be issuable to Participant as soon as administratively practicable following the date each of the requirements set forth in Section 3.2 above has been satisfied.

3.4 Tax Withholding.

(a) Regardless of any action the Company, any Subsidiary or Participant’s employing company, if different (the “Employer,” and, collectively, the “Company Group”) takes with respect to withholding applicable taxes as set forth below, Participant will be responsible for any Tax-Related Items resulting from the grant, vesting, or exercise of the Option, disposal of the Shares purchased under the Option, or any other taxable event related to the Option, which may exceed any amount actually withheld. Participant agrees to indemnify and hold harmless the Company Group from any and all such Tax-Related Items.

(b) The Company Group will not deliver any Shares under the Option until Participant has fully satisfied all Tax-Related Items that the Company Group is required to withhold in connection with the grant, vesting, or exercise of the Option, disposal of the Shares purchased under the Option, or any other taxable event related to the Option (the “Tax Withholding Obligations”). The Company Group may deduct or withhold, or require Participant to remit, an amount sufficient to satisfy any Tax Withholding Obligations, including by deducting from other compensation payable to Participant. If Participant is subject to taxation in more than one jurisdiction, the Company Group may withhold or account for Tax Withholding Obligations in multiple jurisdictions. Participant agrees to pay the Company Group any Tax Withholding Obligations (via cash, wire transfer of immediately available funds or check, payable to the order of the Company) that cannot otherwise be satisfied under this Section 3.4.

(c) If the Participant has not otherwise fully satisfied all Tax Withholding Obligations as set forth above, the Company Group will satisfy those Tax Withholding Obligations by withholding a net number of vested Shares otherwise issuable pursuant to the exercise of the Option having a then-current market value equal to the amount necessary to satisfy the Tax Withholding Obligations. The Company Group will calculate the Tax Withholding Obligations using the maximum statutory withholding rates in the Participant’s jurisdiction (or such other rate as may be determined by the Company after considering any accounting consequences or costs). In the event of over-withholding, the Company may elect to refund any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company Group. Notwithstanding the use of the “net share” withholding method described in this Section 3.4(c), the Company will be deemed to have issued to Participant the full number of Shares due hereunder upon exercise of the Option.

(d) Neither the Company nor any Subsidiary makes any representation regarding the tax treatment of the grant, vesting, or exercise of the Option, disposal of the Shares purchased under the Option, or any other taxable event related to the Option. Although the Company Group may endeavor to avoid adverse tax treatment for the Option (e.g., under Section 409A, as defined below, or as an Incentive Stock Option), the Company Group makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment for Participant. In this regard, Participant represents that Participant has reviewed the tax consequences with Participant’s own tax advisors and is relying solely on such advisors, not on any statements of the Company or its agents.

3.5 Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any stockholder rights with respect to Shares deliverable hereunder (including, without limitation, voting rights and rights to dividends and distributions) until certificates representing such Shares (which may be in book-entry form) have been issued, recorded on the Company’s records, and delivered to Participant (including electronically to a brokerage account). After such issuance, recordation and delivery, Participant will have all stockholder rights, including the right to receive dividends and distributions.

ARTICLE IV.

Other Provisions

4.1 Award Not Transferable; Other Restrictions. The Award will be subject to the restrictions on transferability set forth in Section 10.1 of the Plan (Transferability). Participant may not assign, transfer, pledge, hypothecate or otherwise encumber this Agreement or any rights hereunder except as expressly permitted under Section 10.1 of the Plan, and any purported assignment, transfer, pledge, hypothecation or other encumbrance in violation of that Section will be null and void.

4.2 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in Article IX of the Plan (Adjustments for Changes in Common Stock and Certain Other Events).

4.3 Notices. Any notice to the Company must be in writing and addressed to the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to Participant must be in writing and addressed to Participant (or, if deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address in the Company’s files. Either party may designate a different address by notice given pursuant to this Section. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) with postage prepaid, or when delivered by a nationally recognized express shipping company.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended to the extent necessary to conform to such Applicable Laws or any such exemptive rule described in the preceding sentence.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees without Participant’s consent, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Entire Agreement. This Agreement, the Grant Notice (which is incorporated herein by reference) and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto; provided that the Option will be subject to any accelerated vesting provisions or extended post-termination exercise periods, as applicable, in any written agreement between Participant and the Company or a Subsidiary in accordance with the terms therein.

4.8 Amendment; Waiver. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Company in accordance with Section 10.6 of the Plan (Amendment of Awards). The waiver by the Company or the Administrator with respect to compliance of any provision of the Plan or the Agreement by the Participant will not operate or be construed as a waiver of any other provision of the Plan or the Agreement, or of any subsequent acts or omissions by the Participant under the Plan or Agreement.

4.9 Agreement Severable. If any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as provided herein. This Agreement creates only a contractual obligation as to amounts payable and does not create a trust. Neither the Plan nor any underlying program has any assets. Participant will have only the rights of a general unsecured creditor with respect to amounts credited and benefits payable under the Option.

4.11 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.13 Governing Law. The provisions of the Plan and all Awards made thereunder, including the Option, will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

4.14 Incentive Stock Options. If the Option is designated as an Incentive Stock Option, the following provisions, in addition to the terms set forth in Section 6.6 of the Plan (Additional Terms of Incentive Stock Options), will apply to the Option:

(a) Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three months after Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two (2) years from the Grant Date or (ii) within one (1) year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.15 Acknowledgment of Nature of Plan and Rights. In participating in the Plan, Participant acknowledges that:

(a) For employment and labor law purposes, the Option and any Shares issuable upon exercise of the Option are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company Group, and the award of rights is outside the scope of Participant’s employment or service contract, if any;

(b) For employment and labor law purposes, the Option and any Shares issuable upon exercise are not part of normal or expected wages or salary for any purposes, including calculation of severance, termination, redundancy, dismissal, end of service payments, notice of termination, indemnity, compensation or damages in lieu of notice, bonuses, holiday pay, long-service awards, pension or retirement benefits, or similar payments;

(c) The Option and any Shares issuable upon exercise of the Option are not intended to be an integral component of compensation or to replace any pension rights or compensation;

(d) Neither the rights nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any Participant any right with respect to service or employment or continuation of current service or employment and will not be interpreted to form a service or employment contract or relationship with the Company Group;

(e) The future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) If the underlying Shares do not increase in value, the right may have no value;

(g) If Participant exercises the Option and acquires Shares, the value of the Shares acquired upon purchase may increase or decrease in value, even below the exercise price of the Option;

(h) In consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Termination of Service by the Company Group (for any reason whatsoever, whether with or without Cause, whether with or without prior notice, and whether or not in breach of local employment or labor laws) and Participant irrevocably releases the Company Group from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant will be deemed irrevocably to have waived Participant’s entitlement to pursue such claim and agrees to indemnify and hold harmless the Company Group for any costs, expenses, attorneys’ fees, and damages incurred in connection with such claim; and

(i) For purposes of the Option, a Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company (regardless of the reason, and whether or not later found invalid or in breach of employment laws or the terms of any service agreement). Participant’s employment or service relationship will not be extended by any notice period (e.g., contractual notice or “garden leave” periods). Unless otherwise provided in the Plan or determined by the Company, (a) Participant’s right to vest will terminate as of the date of Termination of Service, and (b) any post-termination exercise period will commence on such date. The Administrator has exclusive discretion to determine when a Termination of Service has occurred (including when Participant is no longer considered to be actively providing services while on leave).

4.16 Electronic Delivery and Acceptance. The Company may deliver documents related to the Option or future options by electronic means or request Participant’s consent to participate in the Plan electronically. Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established by the Company or its designee.

4.17 Language. Participant acknowledges that Participant is proficient in English and understands the provisions of this Agreement and the Plan or has consulted with a proficient advisor. If Participant has received any translated version and its meaning differs from the English version, the English version will control.

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